Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of June 30, 2024, Atlassian Corporation, a Delaware corporation (“Atlassian”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class A Common Stock, par value $0.00001 per share. Atlassian’s common stock is listed on the Nasdaq Global Select Market under the symbol “TEAM.”

The following description of Atlassian’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Atlassian amended and restated certificate of incorporation (“Certificate”) and the Atlassian amended and restated bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

DESCRIPTION OF ATLASSIAN CAPITAL STOCK

Atlassian has one class of securities registered under Section 12 of the Exchange Act: its Class A Common Stock. The following description of Atlassian’s capital stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of the Certificate and Bylaws which are incorporated herein by reference.

General

Atlassian’s authorized capital stock consists of 750,000,000 shares of Class A Common Stock, par value $0.00001 per share, 230,000,000 shares of Class B Common Stock, par value $0.00001 per share and 10,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Atlassian has two classes of authorized common stock: Class A Common Stock and Class B Common Stock. Only Atlassian’s Class A Common Stock is registered under Section 12 of the Exchange Act, and trades on the Nasdaq Global Select Market under the ticker symbol “TEAM.”

Voting Rights

Shares of Atlassian Class A Common Stock are entitled to one vote per share and shares of Atlassian Class B Common Stock are entitled to ten votes per share. The holders of Atlassian Class A Common Stock and the holders of Atlassian Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of Atlassian stockholders, unless otherwise required by Delaware law or the Certificate. Delaware law could require either holders of Atlassian Class A Common Stock or holders of Atlassian Class B Common Stock to vote separately in the following circumstances:

•if Atlassian were to seek to amend the Certificate to increase or decrease the par value of a class of its capital stock, then that class would be required to vote separately to approve the proposed amendment;
•if Atlassian were to seek to amend the Certificate to increase or decrease the aggregate number of authorized shares of Atlassian Class B Common Stock; and
•if Atlassian were to seek to amend the Certificate in a manner that alters or changes the powers, preferences, or special rights of a class of its capital stock in a manner that would affect its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Stockholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of Atlassian’s voting power are able to elect all of the directors then standing for election. A holder of shares of Atlassian Class B Common Stock (together with its permitted transferees) is not entitled to exercise voting rights in Atlassian in excess of 49.9999%, unless the Atlassian board of directors resolves otherwise.

Conversion Rights

Each outstanding share of Atlassian Class B Common Stock will be convertible at any time at the option of the holder into one share of Atlassian Class A Common Stock. Each share of Atlassian Class B Common Stock will convert automatically into one share of Atlassian Class A Common Stock in the following circumstances:

•upon the written consent of the holders of at least 66.66% of the total number of outstanding shares of Atlassian Class B Common Stock;
•if the aggregate number of shares of Atlassian Class B Common Stock then outstanding comprises less than 10% of the total number of shares of Atlassian Class A Common Stock and Atlassian Class B Common Stock then outstanding; and
•upon any transfer to a person that is not a permitted transferee described in the Certificate.

Once converted into shares of Atlassian Class A Common Stock, the Atlassian Class B Common Stock may not be reissued.

Dividends

Any dividend or distribution paid or payable to the holders of shares of Atlassian Class A Common Stock and Atlassian Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class B Common Stock, each voting separately as a class.

Liquidation

In the event of Atlassian’s liquidation, dissolution or winding up, Atlassian’s remaining assets legally available for distribution to stockholders shall be distributed ratably on a per share basis to the holders of shares of Atlassian Class A Common Stock and Atlassian Class B Common Stock, unless disparate or different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class B Common Stock, each voting separately as a class. These provisions will also apply in the event of certain mergers, consolidations, business combination or other similar change in control transactions, unless the Atlassian board of directors determines otherwise.

Subdivisions and Combinations

If Atlassian subdivides, combines or reclassifies outstanding shares of Atlassian Class A Common Stock or Atlassian Class B Common Stock, then the outstanding shares of the other class will be subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the shares of Atlassian Class A Common Stock and the Atlassian Class B Common Stock, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Atlassian Class B Common Stock, each voting separately as a class.

No Pre-Emptive or Similar Rights

Holders of shares of Atlassian common stock have no preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to Atlassian common stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Atlassian Class A Common Stock and Atlassian Class B Common Stock are fully paid and non-assessable.

Preferred Stock

The Certificate authorizes the board of directors of Atlassian to issue preferred stock in one or more series from time to time and to determine the preferences, limitations and relative rights of any shares of preferred stock that it shall choose to issue, without vote or action by the stockholders.

Annual Stockholder Meetings

The Certificate and Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the Atlassian board of directors. To the extent permitted under applicable law, Atlassian may but is not obligated to conduct meetings by remote communications, including by webcast.

Anti-Takeover Provisions of the Certificate and Bylaws and Delaware Law

The DGCL and the Certificate and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of Atlassian. Atlassian expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Atlassian to first negotiate with Atlassian’s board of directors, which Atlassian believes may result in an improvement of the terms of any such acquisition in favor of Atlassian stockholders. However, they will also give Atlassian’s board of directors the power to discourage acquisitions that some stockholders may favor.

Delaware Anti-Takeover Statute

Atlassian is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Atlassian board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Atlassian Class A Common Stock.

Multi-Class Stock

As described above in the section titled “Common Stock-Voting rights”, the Certificate provides for a multi-class common stock structure, pursuant to which holders of Atlassian Class B Common Stock, including Messrs. Cannon-Brookes and Farquhar, will have the ability to control the outcome of matters requiring stockholder approval, even if such holders will own significantly less than a majority of the outstanding shares of Atlassian Class A Common Stock and Atlassian Class B Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Atlassian or its assets.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the Atlassian board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Atlassian. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Atlassian

Stockholder Action Special Stockholder Meetings

Atlassian’s Certificate provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of its stockholders and may not be effected by any consent in writing by its stockholders. Atlassian’s Certificate further provides that special meetings of its stockholders may be called only by a majority of Atlassian’s board of directors, the Chair of the board of directors or one of Atlassian’s Co-Chief Executive Officers thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of Atlassian stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Atlassian’s Bylaws provide advance notice procedures for stockholders seeking to bring business before Atlassian’s annual meeting of stockholders or to nominate candidates for election as directors at Atlassian’s annual meeting of stockholders. Atlassian’s Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude Atlassian stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. Atlassian expects that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Atlassian
Supermajority Requirements for Certain Amendments of Atlassian’s Certificate and Bylaws

Certain amendments to Atlassian’s Certificate and Bylaws require the approval of 66 2/3% of the outstanding voting power of Atlassian’s capital stock.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The Atlassian board of directors fix the number of directors which will constitute the whole board. In any uncontested elections of directors, a director nominee for the Atlassian board of directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. An incumbent director who is nominated for an uncontested election and fails to receive a majority of the votes present and voting for such director’s re-election would be expected to tender their resignation to Atlassian The Nominating and Corporate Governance Committee of the Atlassian

board of directors (or any future committee the equivalent thereof) will make a recommendation to the Atlassian board of directors on whether to accept or reject the resignation, or whether other action should be taken. The Atlassian board of directors will act on the recommendation of such committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. In a contested election, a plurality voting standard will apply to director elections. The directors of Atlassian are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified.

The directors of Atlassian may be removed only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding voting stock. Furthermore, any vacancy on the Atlassian board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director, unless Atlassian’s board of directors determines that such directorship or vacancy will be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Atlassian, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

The Certificate and Bylaws provide that, except for claims for which the U.S. federal courts have jurisdiction, unless Atlassian consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action, suit or proceeding brought on Atlassian’s behalf; any action, suit or proceeding asserting a breach of fiduciary duty; any action, suit or proceeding asserting a claim against Atlassian arising pursuant to the DGCL, the Certificate or Bylaws; or any action asserting a claim against Atlassian that is governed by the internal affairs doctrine. Although the Atlassian governing documents contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Limitations of Liability and Indemnification Matters

The Certificate provides that its directors and officers will not be personally liable to Atlassian or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended. The DGCL provides that the certificate of incorporation may not eliminate or limit the liability of:

•a director or officer for any breach of the director’s or officer’s duty of loyalty to Atlassian or its stockholders;
•a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•a director pursuant to Section 174 of the DGCL;

•a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
•an officer for any action brought by or in the right of the corporation, including derivative claims.

Atlassian’s Bylaws provide that Atlassian must indemnify its directors and officers to the fullest extent permitted by law. Atlassian is also required to advance certain expenses (including attorneys’ fees) to its directors and officers and is expressly authorized to carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. In addition, Atlassian has entered into separate indemnification agreements with each of its directors and executive officers. Atlassian believes that these bylaw provisions, insurance and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Atlassian’s Certificate and Bylaws may discourage stockholders from bringing a lawsuit against Atlassian directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Atlassian directors and officers, even though an action, if successful, might benefit Atlassian and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Atlassian pays the costs of settlement and damage.

Stock Exchange Listing

The shares of Atlassian Class A Common Stock are listed on the Nasdaq Global Select Market under the symbol “TEAM.”

Transfer Agent and Registrar

The transfer agent and registrar for Atlassian’s Class A Common Stock and Class B Common Stock is Computershare Trust Company, N.A.